Exhibit 99.1
Royal Bank America Media Alert
For additional information:
Marc Sanders, Director of Marketing
610-668-4700 x269 — marcsanders@royalbankamerica.com
ROYAL BANK AMERICA PARENT CO. ISSUES 49th CONSECUTIVE QUARTERLY
CASH DIVIDEND; REPORTS EARNINGS FOR THE 2nd QUARTER
NARBERTH, PA – July 19, 2007 – Royal Bank America President/CEO Joseph P. Campbell announced that the Board of Directors for the Bank’s holding company, Royal Bancshares of Pennsylvania, Inc. (NASDAQ-GM: RBPAA), declared its 49th consecutive quarterly cash dividend on July 18, 2007. This dividend will be twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class A common stock and thirty-three and six hundred twenty-five ten thousandths cents ($.330625) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is August 1, 2007, and the payment date is August 15, 2007.
Net income for the three months ended June 30, 2007 was $4.3 million or $0.32 basic and diluted earnings per share, compared to $4.6 million or $0.34 basic and diluted earnings per share for the same period in 2006. The $4.3 million earned in the second quarter of 2007 outpaced the first quarter 2007 earnings of $3.6 million.
The reduction in earnings experienced during the second quarter of 2007, compared to the second quarter of 2006, was primarily the result of the higher funding costs experienced in 2007 and an increase in non-accruing loans. Non-accruing loans increased from $6.9 million at June 30, 2006 to $29.1 million at June 30, 2007. The $22.2 million increase in non-accruing loans is the result of the addition of 3 construction loans and 2 mezzanine construction loans during the first half of 2007. One loan in the amount of $4.8 million is under an agreement of sale and is expected to payoff during the third quarter of 2007. Management is closely monitoring these loans and believes they are adequately collateralized.
For the second quarter of 2007, interest income was $23.1 million compared to $22.7 million for the same quarter in 2006, an increase of $380 thousand. This increase is due to the higher level of earning assets during the second quarter of 2007, partially offset by the reduction in interest income associated with the rise in non-accruing loans. The 2007 year-to-date interest income of $45.0 million was $932 thousand or 2.1% higher than the 2006 year-to-date interest income.
Interest expense increased $1.1 million, or 9.2% to $12.7 million for the quarter ended June 30, 2007, compared to the same period in 2006. The increase in interest expense was due to the growth in the average balance of deposits and the higher funding costs experienced during 2007, compared to 2006. Total average deposits increased $153.5 million, or 20.7% to $896.8 million in the second quarter of 2007, compared to $743.3 million for the second quarter of 2006. The growth was due to a $195.8 million increase in average certificates of deposit, partially offset by a reduction in money market deposits. The growth in certificates of deposit was partially offset by a $144.3 million reduction in average Federal Home Loan Bank advances during this period. The 2007 year to date interest expense of $24.7 million was $3.0 million, or 13.9% higher than the $21.7 million year to date 2006 interest expense.
The second quarter net interest income of $10.4 million was $686 thousand, or 6.2% less than the second quarter of 2006. Second quarter 2007 net interest margin was 3.56% as compared to the 3.99% recorded in the second quarter of 2006, but was higher than the first quarter of 2007 net interest margin of 3.47%. The year to date 2007 net interest margin of 3.51% was 58 basis points below the 4.09% net interest margin recorded in the same period in 2006.
The non interest income of $2.9 million for the second quarter of 2007 was even with the second quarter of 2006. The year to date 2007 non interest income of $5.2 million was $669 thousand less than the year to date 2006 non interest income of $5.9 million, primarily as a result of less gains on the sale of other real estate. Non interest expense grew 7.3% in the second quarter of 2007 and the year to date non interest expense increased 8.4% from the same period in 2006. This increase was the result of both the opening of a new Royal Asian Bank branch in the first quarter of 2007 and the addition of two specialty lending subsidiaries, Royal Bank America Asset Based Lending and RBA Capital during the second half of 2006.
The 2007 second quarter provision for loan losses of $159 thousand was less than the $963 thousand provision recorded in the second quarter of 2006. The higher provision for loan losses during the second quarter of 2006 was the result of a $43.8 million increase in loans during the quarter, compared to a slight decrease in loans during the second quarter of 2007. Included in the reserve calculations are mezzanine loans, which generally provide higher yields but which management has determined to have a higher level of risk compared to the remainder of the loan portfolio.
Consolidated total assets ended June 30, 2007 were $1.33 billion, compared to $1.36 billion at June 30, 2006. This reduction of assets was the result of a $6.6 million reduction in loans and a $59.3 million decrease in investment securities, partially offset by higher cash balances. The three-month period ended June 30, 2007 return on average assets and return on average equity were 1.28% and 10.49%, respectively. The year to date June 30, 2007 return on average assets and return on average equity were 1.19% and 9.75%, respectively.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, operates seventeen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and six locations in metro-Philadelphia, Northern New Jersey and New York under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank, along with Royal’s other affiliates, offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, equity/mezzanine lending, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.
The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for	2007	2006	2007	2006
earnings per shares)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$23,068	$22,688	$45,033	$44,101
Interest Expense	12,695	11,629	24,724	21,708

Net Interest Income	10,373	11,059	20,309	22,393
Provision for Loan Losses	159	963	371	1,298

Net Interest Income after Provision	10,214	10,096	19,938	21,095
Non Interest Income	2,906	2,900	5,229	5,898
Non Interest Expense	6,876	6,408	13,658	12,596

Income before Taxes	6,244	6,588	11,509	14,397
Income Taxes	1,961	2,002	3,601	4,465

Net Income	$4,283	$4,586	$7,908	$9,932

Basic Earnings Per Share	$0.32	$0.34	$0.59	$0.74
Diluted Earnings Per Share	$0.32	$0.34	$0.59	$0.74

Selected Ratios:
Return on Average Assets	1.28%	1.38%	1.19%	1.52%
Return on Average Equity	10.49%	11.82%	9.75%	12.85%
Average Equity to Assets	12.22%	11.67%	12.23%	11.85%
Book Value Per Share	$12.18	$11.60
CONDENSED BALANCE SHEET
(in thousands)

	June 30, 2007	Dec. 31, 2006	June 30, 2006
	(unaudited)		(unaudited)
Cash and Cash Equipvalents	$81,974	$82,436	$23,269
Investment Securities	522,361	568,742	581,702
Loans Held for Sale	—	1,959	1,619
Loans & Leases (net)	617,427	589,545	624,306
Premises and Equiment (net)	43,251	50,280	62,697
Accrued Interest Receivable	16,972	16,494	15,511
Other Assets	48,995	46,855	50,105

Total Assets	$1,330,980	$1,356,311	$1,359,209

Deposits	$891,615	$859,457	$758,445
Borrowings	215,804	275,429	398,153
Other Liabilities	30,624	29,247	18,755
Subordinated Debentures	25,774	25,774	25,774
Minority Interest	3,442	3,150	2,164
Shareholders’ Equity	163,721	163,254	155,918

Total Liabilities and Shareholders’ Equity	$1,330,980	$1,356,311	$1,359,209

Non-accruing Loans and Other Real Estate

(in thousands)	June 30, 2007	Dec. 31, 2006	June 30, 2006
Non-accruing loans	$29,089	$6,560	$6,912
Other real estate owned	971	924	1,533

Total nonperforming assets	$30,060	$7,484	$8,445

Nonperforming assets to total assets	2.26%	0.55%	0.62%
Nonperforming loans to total loans	4.62%	1.09%	1.09%
Allowance for loan loss to non-accruing loans	40.36%	174.62%	165.89%

The above condensed financial information includes consolidation of an Equity Real Estate Investment, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of Fin 46(R) “Variable Interest Entities.”